Exhibit 5.1
April 20, 2007
DCP Midstream Partners, LP
370 17th Street, Suite 2775
Denver, Colorado 80202
Ladies and Gentlemen:
     We have acted as counsel to DCP Midstream Partners, LP, a Delaware limited partnership (the “Partnership”), in connection with the registration under the Securities Act of 1933, as amended, of the offering and sale of up to 850,000 common units representing limited partner interests in the Partnership (the “Common Units”) issuable under the DCP Midstream Partners Long-Term Incentive Plan (the “Plan”).
     As the basis for the opinion hereinafter expressed, we examined such statutes, including the Delaware Revised Uniform Limited Partnership Act (the “Delaware Act”), corporate records and documents, certificates of corporate and public officials, and other instruments and documents as we have deemed necessary or advisable for the purposes of this opinion, including the Registration Statement on Form S-8 filed in connection with the registration of the Common Units. In such examination, we have assumed the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies.
     Based on the foregoing and on such legal considerations as we deem relevant, we are of the opinion that:
     1. The Partnership has been duly formed and is validly existing as a limited partnership under the Delaware Act.
     2. The Common Units, when issued and delivered on behalf of the Partnership in accordance with the Plan, will be duly authorized, validly issued, fully paid and non-assessable.
     The foregoing opinion is limited to the laws of the United States of America, the Constitution of the State of Delaware and the Delaware Act, as interpreted by federal courts and the courts of the State of Delaware.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

Very truly yours,

/s/ Vinson & Elkins L.L.P.

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